For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

JUDITH HEETER JOINS ENTERPRISE FINANCIAL BOARD OF DIRECTORS

St. Louis, February 9, 2012. Judith S. Heeter has been named to the Enterprise Financial Services Corp (NASDAQ: EFSC) board of directors, according to an announcement by James J. Murphy, Jr., Chairman.

“The Board is delighted that Judy is joining us,” said Murphy, who is also Chairman and CEO of Murphy Co., a leading mechanical contracting firm based in St. Louis MO and Denver CO. “Her senior-level executive leadership and broad legal background will add significant value to the Enterprise Board.”

Heeter is the founder and President of Pathfinder Consulting, LLC, which provides guidance on strategy, brand development, marketing and licensing. She also serves on the Board of Directors of the Missouri Employers Mutual Insurance Company, Missouri's largest provider of workers' compensation insurance.
Prior to founding Pathfinder Consulting, Heeter served as Senior Partner at Polsinelli Shughart, PC, one of the top 100 law firms in the U.S. with 570 attorneys in 16 cities across the country. Heeter was also Director of Business Affairs and Licensing for the Major League Baseball Players Association, serving as its chief executive and legal officer, responsible for marketing and licensing operations that generated more than $800 million in sales and $2 million in annual grants and programs from its charitable foundation. Heeter formerly served as Senior Attorney for Hallmark Cards, Inc. in Kansas City.
Heeter is Chairman of the Missouri Bar Sports and Entertainment Law Committee and a member of the National Association of Corporate Directors. She serves as Director and Chair of the Midwest Innocence Project and the Presbyterian Endowment Trust and Vice-Chair of The American Royal Association. Heeter also is a Director of the Missouri Institute for Justice and Co-Chair of the Negro Leagues Baseball Museum Legacy Awards, the Kansas City Chiefs Charity Game and the Base Ball benefit of Boys and Girls Clubs.
Heeter commented, “Enterprise Financial is dynamic and growing and I am both honored and thrilled to have the opportunity to be a part of its future.”
Heeter joins another prominent Kansas City executive, William H. Downey, on the Enterprise Board. Downey, a consultant for the Kansas City Water Services Department, is the retired Executive Vice Chairman of Great Plains Energy, Inc. and Kansas City Power & Light Co.
Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.